EXHIBIT 10

GLAMIS GOLD LTD.
GLAMIS GOLD, INC.
GLAMIS MARIGOLD MINING COMPANY
FRANCISCO GOLD CORP.
MEXICANA RESOURCES inc.
MINAS DE LA ALTA PIMERIA, S.A. DE C.V.

AND

THE BANK OF NOVA SCOTIA

U.S. $50,000,000 CREDIT AGREEMENT
DATED AS OF 17 FEBRUARY 2005

BORDEN LADNER GERVAIS LLP

LANG MICHENER

TABLE OF CONTENTS

Article I DEFINED TERMS	1
1.1 Defined Terms	1
1.2 Construction	13
1.3 Certain Rules of Interpretation	13
Article II the CREDIT	14
2.1 Amount and Availment Options	14
2.2 Revolving Credit	15
2.3 Use of Credit	15
2.4 Interest Rates and Fees	15
2.5 Standby Fee	16
2.6 Upfront Fee	17
2.7 Term and Repayment	17
2.8 Payments for Silver Advances	17
Article III SECURITY	17
3.1 Security	17
3.2 Obligations Secured by the Security	18
Article IV CONDITIONS PRECEDENT	19
4.1 Conditions Precedent to Initial Advance	19
4.2 Conditions Precedent to all Advances	20
Article V ADVANCES	21
5.1 Base Rate Advances, LIBOR Advances and Silver Advances	21
5.2 Conversions	21
5.3 Notice of Advances and Payments	22
5.4 Prepayments and Reductions	22
5.5 Evidence of Obligations	23
5.6 LIBOR and Silver Advance Periods	23
5.7 Termination of LIBOR Advances	23
5.8 Other Provisions Regarding Silver Advances	24
5.9 Prohibited Use of L/Cs	25
5.10 Issuance and Maturity of L/Cs	25
5.11 Payment of L/C Fees	25
5.12 Payment of L/Cs	26
5.13 Deemed Advance — L/Cs	26
5.14 Prohibited Rates of Interest	27
Article VI REPRESENTATIONS AND WARRANTIES	27
6.1 Representations and Warranties	27
6.2 Survival of Representations and Warranties	32
Article VII COVENANTS AND CONDITIONS	32
7.1 Financial Covenants	32
7.2 Positive Covenants	33
7.3 Reporting Requirements	36
7.4 Negative Covenants	37
7.5 Covenants Regarding Roby Exploration Company	40
Article VIII DEFAULT	40

(i)

8.1 Events of Default	40
8.2 Acceleration and Termination of Rights	42
8.3 Payment of L/Cs	43
8.4 Remedies	43
8.5 Saving	43
8.6 Perform Obligations	44
8.7 Third Parties	44
8.8 Power of Attorney	44
8.9 Remedies Cumulative	44
8.10 Set-Off or Compensation	44
Article IX MISCELLANEOUS PROVISIONS	45
9.1 Successors and Assigns	45
9.2 Participations	46
9.3 Headings and Table of Contents	46
9.4 Accounting Terms	46
9.5 Capitalized Terms	47
9.6 Severability	47
9.7 Number and Gender	47
9.8 Amendment, Supplement or Waiver	47
9.9 Governing Law	47
9.10 Waiver of Jury Trial	48
9.11 This Agreement to Govern	48
9.12 Permitted Encumbrances	48
9.13 Currency	48
9.14 Expenses and Indemnity	48
9.15 Manner of Payment and Taxes	49
9.16 Increased Costs, Etc.	50
9.17 Interest on Miscellaneous Amounts	51
9.18 Currency and Silver Value Indemnity	51
9.19 Address for Notice	52
9.20 Time of the Essence	52
9.21 Further Assurances	52
9.22 Term of Agreement	52
9.23 Payments on Business Day	52
9.24 Counterparts and Facsimile	52
9.25 Entire Agreement	53
9.26 Date of Agreement	53

SCHEDULES NOT ATTACHED

(ii)

CREDIT AGREEMENT dated as of 17 February 2005

B E T W E E N:

GLAMIS GOLD LTD.
GLAMIS GOLD, INC.
GLAMIS MARIGOLD MINING COMPANY
FRANCISCO GOLD CORP.
mexicana resources inc.
MINAS DE LA ALTA PIMERIA, S.A. DE C.V.

- and -

THE BANK OF NOVA SCOTIA

RECITALS:

A. By commitment letter dated 10 December 2004 and accepted on 10 December 2004, the Lender has agreed to establish a revolving facility in favour of the Borrower in the amount of up to U.S. $50,000,000 on the terms and conditions set forth herein.

B. The parties are entering into this Agreement to provide for the terms of such credit facilities.

THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and intending to be legally bound by this Agreement, the parties agree as follows:

ARTICLE I
DEFINED TERMS

1.1 Defined Terms

              In this Agreement, unless something in the subject matter or context is inconsistent therewith:

1.1.1	“Advance” means an availment of the Credit by the Borrower by way of Base Rate Advance, Silver Advance, LIBOR Advance or L/C, including rollovers, conversions and deemed Advances.

1.1.2	“Agreement”, “hereof”, “herein”, “hereto", “hereunder” or similar expressions mean this Agreement and any Schedules hereto, as amended, supplemented, restated and replaced from time to time.

1.1.3	“Base Rate” means, on any day, the greater of:

(a)	the annual rate of interest announced by the Lender on that day as its reference rate for commercial loans made by it in Canada in U.S. Dollars, and referred to as its “Base Rate Canada”; and

(b)	the Federal Funds Effective Rate plus 0.5% per annum.

1.1.4	“Base Rate Advance” means an Advance in U.S. Dollars bearing interest based on the Base Rate and includes advances that are deemed to be Base Rate Advances in this Agreement.

1.1.5	“Borrower” means Glamis Gold Ltd., a British Columbia corporation.

1.1.6	“Branch of Account” means the Wholesale Banking Operations – Loan Operations department of the Lender at 720 King Street West, Third Floor, Toronto, Ontario, M5V 2T3 or such other branch as is designated by the Lender from time to time.

1.1.7	“Business Day” means a day of the year, other than Saturday or Sunday, on which the Lender is open for business at its executive offices in Toronto, Ontario, at the Branch of Account, at its principal offices in New York, New York and, in respect of notices, determinations, payments or Advances relating to LIBOR Advances, the Lender is open for business at its principal offices in London, England.

1.1.8	“Canadian Dollars”, “Cdn. Dollars”, “Cdn. $” and “$” mean lawful money of Canada.

1.1.9	“Cash Collateral” means U.S. Dollar cash or a letter of credit issued by a financial institution whose senior, unsecured, non-credit enhanced long term debt is rated at least A+ or the equivalent by at least two of Standard & Poors, a division of The McGraw-Hill Companies, Inc., Moody’s Investor Services Inc. and Dominion Bond Rating Service Limited, all in a form satisfactory to the Lender, acting reasonably.

1.1.10	“CFADS” means, with respect to any Person for any relevant period, its EBITDA adjusted to exclude the effect of any changes in non-cash working capital, less its maintenance capital expenditures during that period (being those necessary to sustain operations and revenues of the Person as they existed at the beginning of its then-current fiscal year on an efficient basis), less its reclamation expenditures during that period (being those related to compliance with Environmental Laws), in each case to the extent not already deducted in calculating EBITDA.

1.1.11	“Constating Documents” means, with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar document and its by-laws, and with respect to a partnership means its partnership agreement or other similar document, all as amended from time to time.

1.1.12	“Contracts” means agreements, franchises, leases, easements, servitudes, privileges and other rights acquired from Persons, other than Permits.

1.1.13	“Credit” means the revolving term credit established in favour of the Borrower that is described in Section 2.1 of this Agreement.

1.1.14	“Credit Documents” means this Agreement, the Security and all other documents relating to the Credit.

1.1.15	“Debt” means, with respect to any Person, without duplication and, except as provided in item (b) below, without regard to any uncapitalized interest component thereof (whether actual or imputed) that is not due and payable, the aggregate (without duplication) of the following amounts, each calculated in accordance with GAAP unless the context otherwise requires:

(a)	indebtedness for money and Silver, gold or other bullion borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(b)	the face amount of any bankers’ acceptances and similar instruments;

(c)	all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments;

(d)	all liabilities upon which interest charges are customarily paid by that Person;

(e)	any Share of that Person (or of any Subsidiary of that Person that is not held by that Person or by a Subsidiary of that Person that is wholly owned, directly or indirectly), which Share, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or before the maturity date of the Credit for cash or securities constituting Debt;

(f)	all capital lease obligations, synthetic lease obligations, obligations under sale and leaseback transactions and purchase money obligations;

(g)	until the Marlin project (owned by the Borrower’s Subsidiary Montana Exploradora de Guatemala S.A. and located in the western Guatemalan highlands approximately 90 air miles northwest of Guatemala City near the village of San Miguel Ixthuaca) begins commercial production of Silver, the market value of all Swaps relating to Silver in respect of which the market value is negative from that Person’s perspective (that is, the

Person is “out of the money”), where the market value is the aggregate amount which would have to be paid on the relevant date by that Person to its counterparty under the Swap so as to preserve the economic equivalent of all payments or deliveries (whether the underlying obligation was absolute or contingent) to be made by both parties in respect of the hedging transactions under such Swap;

(h)	any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary cause of business) in any manner of any part or all of an obligation of another Person of the type included in items (a) through (g) above, and contingent liabilities in respect of letters of credit, letters of guarantee, performance bonds, surety bonds and similar instruments;

(i)	any other guarantee or other contingent liability of any part or all of an obligation of a Person, to the extent that the guarantee or other contingent liability is required by Canadian or US generally accepted accounting principles to be treated as a liability on a balance sheet of the guarantor or Person contingently liable;

          provided that trade payables, operating leases and accrued liabilities that are current liabilities incurred in the ordinary course of business do not constitute Debt.

1.1.16	“Designated Account” means, in respect of any Advance, the account or accounts maintained by the Borrower at the Branch of Account that the Borrower designates in its notice requesting an Advance.

1.1.17	“Drawdown Date” means the date, which shall be a Business Day, of any Advance.

1.1.18	“EBITDA” means, for any Person for any relevant period, an amount equal to the Person’s consolidated net income or net loss for the period

(a)	plus amounts deducted in calculating net income or net loss in respect of depreciation and amortization;

(b)	plus Interest on all of the Person’s consolidated Debt;

(c)	plus amounts deducted in calculating net income or net loss in respect of income taxes, whether or not deferred;

and excluding:

(d)	any gain or loss attributable to the sale, conversion or other disposition of assets out of the ordinary course of business; and

(e)	gains resulting from the write-up of assets and losses resulting from the write-down of assets (other than allowances for doubtful accounts receivable and any adjustments in respect of inventory of gold or silver bullion); and

(f)	any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt); and

(g)	any foreign exchange gain or loss; and

(h)	any other extraordinary, non-recurring or unusual items; and

(i)	amounts attributable to minority interests in Obligors (if any); and

(j)	only for the purpose of calculating CFADS for a Guarantor to determine compliance with Section 7.1.5, amounts attributable to other Persons that are not Obligors;

all of which shall be calculated in accordance with GAAP unless otherwise expressly described.

1.1.19	“El Sauzal Mine” means the El Sauzal project located in Chihuahua, Mexico approximately 155 miles southwest of Chihuahua City and 40 miles northeast of the city of Chiox, Sinaloa, presently owned by Minas de la Altas Pimeria, S.A. de C.V. and consisting of 10,250 hectares (40 square miles) in the Batopilas and Urique mining districts, together with any related properties or operations in which the Borrower or any Subsidiary of the Borrower now or hereafter has any interest or operational role.

1.1.20	“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder.

1.1.21	“Encumbrance” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease (other than an operating lease), hypothecation, security interest or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation, and “Encumbrances", “Encumbrancer", “Encumber” and “Encumbered” shall have corresponding meanings.

1.1.22	“Environmental Laws” means all Requirements of Law relating to pollution or protection of the environment or human health, or imposing liability or standards of conduct concerning any Hazardous Materials, all as applicable in any relevant jurisdiction and as amended or replaced from time to time.

1.1.23	“Event of Default” has the meaning defined in Section 8.1.

1.1.24	“Exchange Rate” means, on any day, for the purpose of calculations under this Agreement, the amount of one currency into which another currency may be converted using the Lender’s mid rate (i.e. the average of the Lender’s spot buying and selling rates) for converting the first currency to the other currency at the relevant time on that day. If the Exchange Rate is being determined at any time in respect of a previous day, the noon spot rate of the Bank of Canada on that previous day shall be used instead of the Lender’s mid rate.

1.1.25	“Excluded Taxes” means any Taxes (including, for greater certainty, income and capital taxes) now or hereafter imposed, levied, collected, withheld or assessed on the Lender by Canada or any other jurisdiction in which the Lender is subject to Tax as a result of the Lender (i) carrying on a trade or business in such jurisdiction or being deemed to do so, or having a permanent establishment in such jurisdiction; (ii) being organized under the laws of such jurisdiction; (iii) being resident or deemed to be resident in such jurisdiction; (iv) having any connection with Canada or any such jurisdiction other than the provision of credit and amounts pursuant to this Agreement; or (v) not dealing at arm’s length with the Borrower for the purposes of the relevant taxing statute or provision; but does not include any sales, goods or services Tax payable under the laws of any such jurisdiction with respect to any goods or services made available by the Lender to the Borrower under this Agreement.

1.1.26	“Federal Funds Effective Rate” means for any period, a fluctuating interest rate per annum equal, for each day during that period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for that day (or, if that day is not a Business Day in New York, New York, for the next preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which that rate is not published for that day by the Federal Reserve Bank of New York, the average of the quotations for that day for such transactions received by the Lender from three federal funds brokers of recognized standing.

1.1.27	“Fee Agreement” means the letter agreement dated 10 December 2004 between the Borrower and the Lender, which provides for the payment of an upfront fee by the Borrower to the Lender, as the agreement is amended, supplemented, restated and replaced from time to time.

1.1.28	“GAAP” means generally accepted accounting principles that are in effect from time to time in Canada as established by the Canadian Institute of Chartered Accountants or in the United States, as established by the Federal Accounting Standards Board, as applicable to the Obligor in question.

1.1.29	“Gross Debt” means, with respect to any Person, the aggregate of its Debt at the relevant time.

1.1.30	“Gross Debt Ratio” means, at any time, the ratio of the Borrower’s Gross Debt on a consolidated basis to its EBITDA on a consolidated basis for its four most recently completed fiscal quarters.

1.1.31	“Guarantors” means Glamis Gold, Inc., Glamis Marigold Mining Company, Francisco Gold Corp., Mexicana Resources Inc., Minas de La Alta Pimeria, S.A. de C.V. and other Persons that become Guarantors in accordance with Section 3.1.3, and “Guarantor” means any of them.

1.1.32	“Hazardous Materials” means any hazardous substance or any pollutant or contaminant, toxic or dangerous waste, substance or material, as defined in or regulated by any Requirement of law, including, without limitation, friable asbestos and poly-chlorinated biphenyls.

1.1.33	Historic Debt Service Ratio” means, at any time, the ratio of the Borrower’s CFADS on a consolidated basis to the aggregate of scheduled principal payments on its consolidated Gross Debt plus its Interest and capital lease payments (to the extent not included in Interest) on a consolidated basis, in each case for its four most recently completed fiscal quarters.

1.1.34	“Intercompany Subordination Agreement” means an agreement by which each Obligor, and any other relevant direct or indirect Subsidiary of the Borrower, postpones payment of, and assigns to the Lender, certain present and future debts, liabilities and obligations owing to it by any Obligor, in the form of Error! Reference source not found..

1.1.35	“Interest” means, for any Person for any particular period, without duplication, the aggregate cost incurred by the Person on a consolidated basis for interest and other costs of borrowing, however designated, including but not limited to (i) any bankers’ acceptance fees, (ii) discounts on bankers’ acceptances, (iii) the interest portion of any capital lease, (iv) the cost of borrowing Silver, gold or other bullion, and (v) all fees and other compensation paid to any Person that has extended credit to the Borrower, in each case whether or not actually paid (unless paid by the issuance of securities constituting Debt) and whether treated as an expense or capitalized, and calculated in accordance with GAAP.

1.1.36	“Interest in a Mine” means any interest or operational role in (including but not limited to ownership, licenses, royalties, mining rights, management interests or other contractual rights or obligations in or related to) the Marigold Mine or the El Sauzal Mine, whether direct or as a holder of Shares of a Person having an Interest in a Mine.

1.1.37	“Interest Payment Date” means the 22nd day of each calendar month or, if that is not a Business Day, the Business Day next following.

1.1.38	“L/C” means a standby letter of credit, letter of guarantee or commercial letter of credit with a term of up to one year, in a form satisfactory to the Lender, denominated in U.S. Dollars and issued by the Lender at the request of the

Borrower in favour of a third party to secure the payment or performance of an obligation of an Obligor to the third party.

1.1.39	“Lender” means The Bank of Nova Scotia, a bank to which the Bank Act (Canada) applies.

1.1.40	“LIBO Rate” means, for any LIBOR Period and LIBOR Advance, either:

(a)	the rate expressed as a percentage per annum on the basis of a 360 day year for deposits in U.S. Dollars in the London interbank market for a period equal to the LIBOR Period and in an amount approximately equal to the amount of the LIBOR Advance, that appears on the Reuters Telerate Page 3750 (or any successor source from time to time) as of 11:00 a.m. London time two Business Days before the first day of the LIBOR Period, or,

(b)	if no such rate appears as contemplated in item (a) above, the interest rate, as determined by the Lender, expressed as a percentage per annum on the basis of a 360 day year at which deposits in U.S. Dollars are offered to the principal office of the Lender in London, England in the London interbank market at 11:00 a.m. London time two Business Days before the first day of the LIBOR Period for a period equal to the LIBOR Period and in an amount approximately equal to the amount of the LIBOR Advance.

1.1.41	“LIBOR Advance” means an advance in U.S. Dollars bearing interest based on the LIBO Rate.

1.1.42	“LIBOR Period” means the period selected by the Borrower for a LIBOR Advance or the period applicable to the LIBOR Advance under the terms of this Agreement.

1.1.43	“Marigold Agreements” means the partnership agreement in respect of Roby Exploration Company made as of 1 May 1986 among Dome Exploration (U.S.) Limited, Lacana Gold Inc. and Rayrock Mines, Inc. (now Glamis Marigold Mining Company), the “Joint Venture Agreement” referred to in the partnership agreement and all other documents that contain material terms of any interest or operational role in the Marigold Mine, all as amended, supplemented, restated and replaced from time to time to the extent permitted by this Agreement.

1.1.44	“Marigold Mine” means the Marigold mine located in Humboldt County in central Nevada, approximately 30 miles east of the town of Winnemucca and five miles south of Interstate 80, presently owned by Roby Exploration Company (a Nevada general partnership in which a two-thirds partnership interest is held by Glamis Marigold Mining Company and a one-third partnership interest is held by Barrick Gold Corporation), operated by Glamis Marigold Mining Company and comprising 29 square miles in total, together with any related properties or operations in which the Borrower, any Subsidiary of the Borrower or Roby Exploration Company now or hereafter has any interest or operational role.

1.1.45	“Material Contract” means any Contract to which an Obligor is a party that, if terminated, would materially impair the ability of any Obligor to carry on business in the ordinary course or would have a material adverse effect on the financial condition or business prospects of the Obligors as a whole.

1.1.46	“Material Permit” means any Permit issued to an Obligor that, if terminated, would materially impair the ability of any Obligor to carry on business in the ordinary course or would have a material adverse effect on the financial condition or business prospects of the Obligors as a whole.

1.1.47	“Obligations” means all obligations of the Borrower to the Lender under or in connection with this Agreement, including but not limited to all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Lender in any currency or remaining unpaid by the Borrower to the Lender in any currency under or in connection with this Agreement, whether arising from dealings between the Lender and the Borrower or from any other dealings or proceedings by which the Lender may be or become in any manner whatever a creditor of the Borrower under or in connection with this Agreement, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety (under or in connection with the Credit Agreement), and including all interest, fees, legal and other costs, charges and expenses. For the purposes of this definition, “currency” shall be interpreted as including Silver.

1.1.48	“Obligors” means, collectively, the Borrower and the Guarantors.

1.1.49	“Pending Event of Default” means an event that would constitute an Event of Default but for satisfaction of any requirement for the giving of notice, lapse of time, failure to cure and/or any other condition subsequent to the event. Without limiting the foregoing, it shall be a Pending Event of Default if there are reasonable grounds to believe that the Borrower and/or the Obligors, as applicable, will not be in compliance with all covenants contained in Section 7.1 at the end of the current fiscal quarter or were not in compliance with those covenants at the end of the immediately preceding fiscal quarter if the Borrower has not yet delivered its certificate under Section 7.3(c) for that quarter.

1.1.50	“Pension Plan” means (a) a “pension plan” or “plan” which is subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction and is applicable to employees resident in Canada of any Obligor, (b) a “pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi employer plan as defined in Section 4001(a)(3) of ERISA), and to which any Obligor may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA, or

(c) any pension benefit plan or similar arrangement applicable to employees of any Obligor.

1.1.51	“Permits” means governmental licences, authorizations, consents, registrations, exemptions, permits and other approvals required by law.

1.1.52	“Permitted Encumbrances” means, with respect to any Person, the following:

(a)	liens for taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(b)	undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which the Lender has not been given notice, or which relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(c)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(d)	licenses, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which will not materially impair the use of the affected land for the purpose for which it is used by that Person;

(e)	title defects or irregularities which are of a minor nature and which in the aggregate will not materially impair the use of the affected property for the purpose for which it is used by that Person;

(f)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)	the Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(h)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(i)	the Security;

(j)	the Encumbrance created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default;

(k)	capital leases permitted by Section 7.4(h)(iii);

(l)	pledges of Shares of Montana Exploradora de Guatemala S.A. and Peridot, S. A. by any Obligor as security for a U.S. $45,000,000 loan facility by International Finance Corporation, a division of the World Bank, to assist in financing the Marlin project in Guatemala, as long as the pledges and loan facility are without recourse to any other Property of the Guarantors (other than Glamis Gold, Inc.);

(m)	other Encumbrances agreed to in writing by the Lender.

1.1.53	“Person” or “person” means any individual, corporation, company, partnership, unincorporated association, trust, joint venture, estate or other entity or any governmental body.

1.1.54	“Pledged Shares” means the Shares issued by the Obligors that are pledged by other Obligors as part of the Security from time to time. For greater certainty, Shares issued by Glamis Gold, Inc. and (subject to Section 3.1.2) Francisco Gold Corp. are not required to be pledged.

1.1.55	“Property” means, with respect to any Person, any or all of its undertaking, property and assets.

1.1.56	“Reporting Certificate” means the certificate in the form of Schedule F.

1.1.57	“Requirement of Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case of the government of Canada or any other nation, or of any political subdivision thereof, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national body such as the European Union, the World Bank or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency, that is binding on or affects the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

1.1.58	“Security” means the security held from time to time by or on behalf of the Lender, securing or intended to secure repayment of the Obligations, including without limitation the security described in Section 3.1.1.

1.1.59	“Shares” means shares, future shares, trust units, interests, participations, rights or other ownership interests in any Person (however designated) that are equivalent to shares of a corporation, including partnership interests and other indicia of ownership, together with any and all rights related thereto.

1.1.60	“Silver” means silver bullion complying in all respects with the requirements of the London bullion market relating to good delivery and fineness from time to time in effect, unless otherwise agreed in writing by the Borrower and the Lender.

1.1.61	“Silver Advance” means a loan of Silver for which a fee is charged based on the Silver Rate.

1.1.62	“Silver Advance Period” means the period selected by the Borrower for a Silver Advance or the period applicable to the Silver Advance under the terms of this Agreement.

1.1.63	“Silver Rate” means, for any Silver Advance and Silver Advance Period, the reference rate determined by the Lender in accordance with its customary commercial practices for lending Silver on the third Business Day before the applicable Silver Advance Period.

1.1.64	“Spot Price” means, at any time, the weighted average price per troy ounce of Silver at which the Lender could purchase the relevant quantity of Silver pursuant to spot transactions entered into by the Lender in good faith based on then current market prices.

1.1.65	“Subsidiary” means, with respect to a corporation, a subsidiary within the meaning of the Business Corporations Act (British Columbia) as of the date of this Agreement, and any partnership or other organization in which the corporation or any Subsidiary of the corporation has the right to make or control management decisions. Notwithstanding the foregoing, Roby Exploration Company, a Nevada general partnership, shall not be considered a Subsidiary as long as all interests in the partnership, other than those owned by Barrick Gold Corporation, are owned by an Obligor.

1.1.66	“Swap” means (a) any cap, collar, floor or other option, (b) any forward contract, (c) any swap or contract for differences, (d) any other agreement of a type commonly considered to be a derivative, or (e) any combination of any of those agreements, in each case whether relating to interest, currencies, commodities, securities or otherwise.

1.1.67	“Tangible Net Worth” means, at the date of determination, the aggregate value of the Borrower’s stated share capital, other paid-in capital and contributed surplus and retained earnings (but excluding any deficit or shares of the Borrower held by any of its Subsidiaries) less the aggregate value of all intangibles (including, without limitation, goodwill) all as determined on a consolidated basis in accordance with GAAP consistently applied..

1.1.68	“Taxes” means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future, and “Tax” shall have a corresponding meaning.

1.1.69	“U.S. Dollars” and “U.S. $” mean the lawful currency of the United States of America.

1.1.70	“Welfare Plan” means (a) a “welfare plan”, as that term is defined in Section 3(1) of ERISA, and (b) any other medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of any Obligor.

1.2	Construction

            This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

1.3	Certain Rules of Interpretation

In this Agreement:

(a)	the division into articles and sections and the insertion of headings and the Table of Contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c)	unless specified otherwise or the context otherwise requires:

(i)	references to any Article, Section, Schedule or Exhibit are references to the Article or Section of, or Schedule or Exhibit to, this Agreement;

(ii)	“including” or “includes” means “including (or includes) but is not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(iv)	references to Contracts are deemed to include all present and future amendments, supplements, restatements or replacements to such Contracts;

(v)	references to any legislation, statutory instrument or regulation or a section thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation or section as amended, restated or re enacted from time to time;

(vi)	all references to specific times are references to Toronto time; and

(vii)	words in the singular include the plural and vice versa and words in one gender include all genders.

ARTICLE II
THE CREDIT

2.1	Amount and Availment Options

            Upon and subject to the terms and conditions of this Agreement, the Lender agrees to provide a credit for the use of the Borrower in the amount of up to U.S. $50,000,000.

            At the option of the Borrower, the Credit may be used by the Borrower by requesting that Base Rate Advances, LIBOR Advances or a Silver Advances be made by the Lender or by requesting that L/Cs be issued by the Lender for the Borrower’s account. The aggregate amount of Silver Advances outstanding shall not exceed 8,000,000 fine troy ounces at any time.

            The aggregate principal amount of Base Rate Advances and LIBOR Advances, plus the aggregate face amount of L/Cs, plus Silver Advances outstanding valued at their Spot Prices at the date of the respective Advances may not exceed U.S. $50,000,000 (including the amount of any proposed Advance) at the time of any Advance. The aggregate principal amount of Base Rate Advances and LIBOR Advances, plus the aggregate face amount of L/Cs, plus Silver Advances outstanding valued at the current Spot Price may exceed U.S. $50,000,000 if the sole reason for the excess is a rise in the current Spot Price above the respective Spot Prices at the time of any Advance. However, if and for so long as the aggregate amount described in the immediately preceding sentence exceeds U.S. $75,000,000, the Borrower shall not be entitled to any further Advance and any excess above U.S. $75,000,000 must be collateralized with Cash Collateral or a pledge of Silver or of gold bullion, in each case acceptable to and physically delivered to the Lender.

2.2	Revolving Credit

            The Credit is a revolving credit and the principal amount of any Advance under the Credit that is repaid may be reborrowed from time to time, subject to the terms of this Agreement.

2.3	Use of Credit

            The Credit shall be used to provide funds for general corporate purposes of the Obligors. The Credit shall not be used to finance any investment in or purchase of or other acquisition of Shares of any Person by an Obligor unless the board of directors of the issuer of the Shares has agreed to the investment, purchase or acquisition.

2.4	Interest Rates and Fees

(a)	Interest rates payable on Base Rate Advances and LIBOR Advances made, and fees and commissions applicable to Silver Advances and L/Cs issued shall vary depending on the Gross Debt Ratio as follows:

		Fee for L/Cs and
	Margin for Base Rate	Margin for LIBOR and
Gross Debt Ratio	Advances	Silver Advances
Greater than or equal to 2.5 to 1	1.50%	2.50%
Greater than or equal to 2.00 to 1 but less than 2.50 to 1	1.00%	2.00%
Greater than or equal to 1.50 to 1 but less than 2.00 to 1	0.50%	1.50%
Less than 1.50 to 1	0.25%	1.25%

Each of the amounts specified above will be increased by 2.00% per annum if an Event of Default or Pending Event of Default has occurred and is continuing.

(b)	Any increase or decrease in interest rates, L/C commissions, Standby Fees and other fees resulting from a change in the Gross Debt Ratio shall be effective as of the date on which a Reporting Certificate concerning the calculation of the ratio was due, except that if a Reporting Certificate is late, any resulting decrease shall be effective only as of the date that a Reporting Certificate in satisfactory form is actually received by the Lender. Fees related to L/Cs issued before the effective date of an increase or decrease under this Section 2.4(b), will not be adjusted.

(c)	All margins and fees specified in Section 2.4(a) are percentages per annum. Interest on Base Rate Advances shall be the Base Rate plus the relevant amount shown in the column in Section 2.4(a) headed “ Margin for Base Rate Advances”. The fee for L/Cs shall be the relevant rate shown in the column in Section 2.4(a) headed “Fee for L/Cs and Margin for LIBOR and Silver Advances” and, if other financial institutions become lenders under this Agreement, an additional fee of 0.10% per annum shall be paid to the Lender as issuing lender in respect of the proportionate share of each L/C that is allocated to the other lenders. Interest shall be payable on LIBOR Advances at the LIBO Rate for the applicable LIBOR Period plus the relevant amount shown in the column in Section 2.4(a) headed “Fee for L/Cs and Margin for LIBOR and Silver Advances.” A fee shall be payable for Silver Advances at the Silver Rate for the applicable Silver Advance Period plus the relevant amount shown in the column in Section 2.4(a) headed “Fee for L/Cs and Margin for LIBOR and Silver Advances.”

2.5	Standby Fee

            The Borrower shall pay a standby fee on the daily unadvanced portion of the Credit from time to time at a rate that will be adjusted quarterly based on the Gross Debt Ratio as follows:

Gross Debt Ratio	Standby Fee
Greater than or equal to 2.5 to 1	0.65%
Greater than or equal to 2.00 to 1 but less than 2.50 to 1	0.55%
Greater than or equal to 1.50 to 1 but less than 2.00 to 1	0.55%
Less than 1.50 to 1	0.55%

            The fee listed above is a percentage per annum and will be adjusted in the same way as interest rates are adjusted under Section 2.4. The fee will be calculated daily and payable on the first Business Day of each of January, April, July and October in respect of the preceding calendar quarter. Upon final payment of the Obligations under the Credit, the Borrower shall also pay the accrued standby fee for the elapsed portion of the period in which the final payment is made.

2.6	Upfront Fee

            The Borrower shall, concurrently with the execution of this Agreement, pay a non-refundable fee to the Lender as specified in the Fee Agreement.

2.7	Term and Repayment

The Credit shall, in any event, be repaid in full and cancelled on 4 March 2008.

2.8	Payments for Silver Advances

            Payments of fees for Silver Advances may be made in Silver or in U.S. Dollars at the Borrower’s option, but the Borrower must irrevocably elect a method of payment in its notice requesting a Silver Advance and, if the Borrower fails to do so, the Borrower shall be deemed to have elected to pay in U.S. Dollars. If a fee for a Silver Advance is to be paid in U.S. Dollars, the amount shall be calculated based on the value of the Silver that is the subject of the Silver Advance calculated based on the Spot Price of Silver on the second Business Day before the beginning of the relevant Silver Advance Period.

            Repayments of Silver Advances may be made in Silver or in U.S. Dollars at the Borrower’s option. If a Silver Advance is to be repaid in U.S. Dollars, the amount shall be calculated based on the value of the Silver that is to be repaid calculated based on the Spot Price of Silver on the day of the repayment.

ARTICLE III
SECURITY

3.1	Security

3.1.1	The Security includes the following and shall be subject only to Permitted Encumbrances:

(a)	unconditional and unlimited guarantees of the Obligations by each of the Guarantors;

(b)	a first ranking pledge by each Obligor in favour of the Lender of the issued and outstanding Shares of other Obligors (excluding Glamis Gold, Inc.) owned by it from time to time; and

(c)	Intercompany Subordination Agreements by the Obligors and any other direct or indirect Subsidiaries of the Borrower to whom Obligors owe Intercompany Obligations (as defined in the Intercompany Subordination

Agreement) except for Intercompany Obligations arising from the Borrower or Glamis Gold, Inc. facilitating the sale of gold, silver and other bullion for and on behalf of Subsidiaries of the Borrower that are not Obligors.

3.1.2	Notwithstanding Section 3.1.1(b), delivery of a pledge of Shares of Francisco Gold Corp. may be deferred in anticipation of it either being amalgamated with the Borrower or being dissolved and its Property transferred to the Borrower, but the Borrower shall cause that pledge to be delivered immediately upon request by the Lender if the amalgamation or dissolution has not occurred by 31 March 2005.

3.1.3	If at any time any Subsidiary of the Borrower acquires an Interest in a Mine, the Borrower shall immediately cause that Subsidiary to become a Guarantor, adopt this Agreement so as to be bound by all of the terms applicable to Guarantors as if it had executed this Agreement as a Guarantor, and deliver a guarantee and other security documents similar to those delivered by other Guarantors, which shall become part of the Security. The Borrower shall also pledge or cause delivery of a pledge of all of the Shares of that Subsidiary as part of the Security and cause delivery of such legal opinions and other supporting documents as the Lender may reasonably require.

3.1.4	Each Obligor shall, immediately on receipt, deliver to the Lender certificates representing all Shares of other Obligors that it acquires after the date that Shares of the Obligors or other Persons are first delivered as part of the Security, together with executed stock powers of attorney relating to those Shares (or if certificates in respect of such Shares are not available, take such steps to perfect the Security relating to such equity interests as the Lender requires).

3.1.5	If at any time any Obligor incurs any Intercompany Obligation (as defined in the Intercompany Subordination Agreement) except for Intercompany Obligations arising from the Borrower or Glamis Gold, Inc. facilitating the sale of gold, silver and other bullion for and on behalf of Subsidiaries of the Borrower that are not Obligors, to any Subsidiary of the Borrower that is not a party to an Intercompany Subordination Agreement, the Borrower shall immediately cause the Subsidiary to become a party to an Intercompany Subordination Agreement.

3.1.6	The Lender acknowledges that Francisco Gold Corp. is a shareholder of Montana Exploradora de Guatemala S.A. and Peridot, S. A, and that any interest of the Lender in the latter two corporations pursuant to the pledge of Shares of Francisco Gold Corp. (if required by Section 3.1.2) is subordinate to the security interest in the Shares of the latter two corporations created by existing pledges of those Shares by Francisco Gold Corp.

3.2	Obligations Secured by the Security

The Security shall secure the following obligations, pari passu with each other:

(a)	the Obligations; and

(b)	all other debts, liabilities and obligations to the Lender, including those relating to Swaps.

ARTICLE IV
CONDITIONS PRECEDENT

4.1	Conditions Precedent to Initial Advance

            The Lender’s obligations under this Agreement shall not become effective until the Lender has received the following, each in full force and effect and in form and substance satisfactory to the Lender, acting reasonably:

(a)	a certificate of the Borrower containing the financial statements of the Obligors as contemplated in Section 7.3(b) and the information contemplated in Section 7.3(c), showing compliance with the financial covenants contained in Section 7.1, in each case for the Borrower’s fiscal period ended 31 December 2004;

(b)	duly executed copies of the Security, duly registered;

(c)	share certificates representing the Pledged Shares, and executed stock powers of attorney relating to those Shares;

(d)	certificates of insurance or other evidence that the covenants and conditions of the Credit Documents concerning insurance coverage are being complied with;

(e)	the Fee Agreement;

(f)	full payment of all fees, expenses and other amounts owing to the Lender, including fees and disbursements of the Lender’s legal counsel incurred up to and including the date of this Agreement, and without limiting the Borrower’s responsibility for all legal costs incurred before or after that date, and including any amounts owing to the Lender’s other advisors;

(g)	evidence that the delivery of Credit Documents will not contravene laws governing financial assistance or other similar laws which affect the Credit Documents;

(h)	for each Obligor, a certificate to which shall be attached copies of its Constating Documents, a certificate of incumbency and certified copies of the corporate proceedings taken to authorize it to execute, deliver and perform its obligations under the Credit Documents;

(i)	releases, discharges and postponements (in registrable form where appropriate) covering all Encumbrances affecting the collateral Encumbered by the Security which are not Permitted Encumbrances, and all statements and acknowledgments that are required by the Lender acting reasonably in respect of other Encumbrances affecting the Property of the Obligors to confirm that each of those Encumbrances is a Permitted Encumbrance;

(j)	consents, if any, that are required from the directors or shareholders of the Obligors in connection with the Pledges of the Pledged Shares and in connection with any disposition of the Shares pursuant to the Security;

(k)	a certificate of the Borrower containing complete copies of the Marigold Agreements;

(l)	the opinion of counsel to the Obligors (including opinion(s) of any local counsel), addressed to the Lender and to Borden Ladner Gervais LLP;

(m)	the opinion of Borden Ladner Gervais LLP and any other counsel to the Lender, addressed to the Lender; and

(n)	such other documents as the Lender may reasonably require.

            The Lender’s obligations under this Agreement are also subject to the following conditions being satisfied:

(o)	technical and environmental due diligence reviews of the operations of the Obligors conducted by the Lender’s mining engineers and consultants, and satisfaction with the results of such reviews;

(p)	the Lender being satisfied that there has not occurred or does not exist a circumstance or event which would or does have a material adverse effect on the financial condition, assets, properties or prospects of the Obligors.

4.2	Conditions Precedent to all Advances

The obligation of the Lender to make any Advance is subject to the conditions precedent that:

(a)	no Event of Default or Pending Event of Default has occurred and is continuing on the Drawdown Date, or would result from making the Advance;

(b)	the Lender has received timely notice as required under Section 5.3;

(c)	all other terms and conditions of this Agreement upon which the Borrower may obtain an Advance are fulfilled.

ARTICLE V
ADVANCES

5.1	Base Rate Advances, LIBOR Advances and Silver Advances

            Upon timely fulfilment of all applicable conditions as set forth in this Agreement, the Lender will make the requested amount of a Base Rate Advance, LIBOR Advance and Silver Advance available to the Borrower on the Drawdown Date requested by the Borrower by crediting the Designated Account with such amount or, in the case of a Silver Advance by crediting the Borrower’s account for Silver maintained with the Lender at its offices in Toronto, Ontario. Each Base Rate Advance shall be in a whole multiple of U.S. $100,000. Each LIBOR Advance shall be in minimum of U.S. $5,000,000 and a whole multiple of U.S. $1,000,000. Each Silver Advance shall be in minimum of 100,000 troy ounces and a whole multiple of 25,000 troy ounces. There shall not at any time be LIBOR Advances and Silver Advances outstanding with LIBOR Periods and Silver Advance Periods ending on more than a total of six different dates.

            The Borrower shall pay interest and fees to the Lender at such address as the Lender designates from time to time on any such Advances outstanding from time to time hereunder at the applicable rate specified in Section 2.4.

            Interest on Base Rate Advances shall be payable monthly on each Interest Payment Date. Interest on LIBOR Advances shall be payable on the last day of the applicable LIBOR Period and, if the LIBOR Period is longer than three months, every three months after the date of the applicable LIBOR Advance. Fees for Silver Advances shall be payable on the last day of the applicable Silver Advance Period and, if the Silver Advance Period is longer than three months, every three months after the date of the applicable Silver Advance. All interest and fees shall accrue from day to day and shall be payable in arrears for the actual number of days elapsed from and including the date of Advance or the previous date on which interest or fees were payable, as the case may be, to but excluding the date on which interest or fees are payable. Interest and fees payable both before and after maturity, default and judgment, with interest on overdue interest and fees at the same rate as interest or fees on Advances, payable on demand.

            Interest calculated with reference to the Base Rate or LIBO Rate shall be calculated monthly on the basis of a 360 day year. Fees calculated with reference to the Silver Rate shall be calculated monthly on the basis of a 360 day year.

            Each rate which is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

5.2	Conversions

            Subject to the other terms of this Agreement, the Borrower may from time to time convert all or any part of the outstanding amount of any Advance into another form of Advance permitted by this Agreement. If the Borrower wishes to convert all or any part of the outstanding amount of any Advance from U.S. Dollars into Silver, or vice versa, the Borrower shall repay the amount to be converted concurrently with receiving the Advance arising from the conversion.

5.3	Notice of Advances and Payments

            The Borrower shall give the Lender irrevocable written notice, in the form attached as Error! Reference source not found. to this Agreement, of any request for any Advance to it under the Credit. The Borrower shall also give the Lender irrevocable written notice of any payment by it (whether resulting from repayment, prepayment, rollover or conversion) of any Advance under the Credit.

            Notice shall be given on the third Business Day before the date of any Advance or payment, except that notice shall be given in respect of a Silver Advance on the 14th day before the date of the Advance and notice shall be given in respect of an Advance by way of L/C at such time as the Lender may reasonably require so that it has sufficient time to review the proposed form of L/C.

            Notices shall be given not later than 11:00 a.m. (Toronto time) on the date for notice. Payments (other than those being made solely from the proceeds of rollovers and conversions) must be made before 11:00 a.m. (Toronto time) on the date for payment. If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Business Day, unless the Lender agrees, in its sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.

5.4	Prepayments and Reductions

            Subject to giving notice required by Section 5.3, the Borrower may from time to time repay Advances outstanding under the Credit without penalty, except that LIBOR Advances and Silver Advances may not be paid before the end of the applicable LIBOR Periods and Silver Rate Periods unless the Borrower pays the Lender any loss or expense that the Lender incurs as a result, including any breakage costs.

            The Borrower may from time to time, by giving not less than four Business Days’ express written notice to the Lender and paying all accrued and unpaid Standby Fees to the effective date of reduction in respect of the amount reduced, irrevocably notify the Lender of the permanent reduction of the committed amount of the Credit to an amount which shall not be less than U.S. $5,000,000. The Borrower shall have no right to any increase in the committed amount of the Credit thereafter. In connection with any reduction of the committed amount of the Credit, the maximum of 8,000,000 fine troy ounces that is available by way of Silver Advances in accordance with Section 2.1 shall be reduced in the same proportion as the original U.S. $50,000,000 committed amount of the Credit is reduced.

5.5	Evidence of Obligations

            The Obligations of the Borrower resulting from Advances made by the Lender shall be evidenced by records maintained by the Lender. The records maintained by the Lender shall constitute prima facie evidence of the indebtedness of the Borrower to the Lender. The failure of the Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay amounts due hereunder to the Lender in accordance with this Agreement.

5.6	LIBOR and Silver Advance Periods

            The Borrower may select, by irrevocable notice to the Lender, LIBOR Periods or Silver Advance Periods of up to six months to apply to any particular LIBOR Advance or Silver Advance, respectively. LIBOR Periods and Silver Advance Periods of other lengths shall also be available at the discretion of the Lender from time to time. No LIBOR Period or Silver Advance Period may end (i) on a date which is not a Business Day, (ii) after the date on which the principal amount of the Credit is required to be reduced (in whole or in part) if that would adversely affect the Borrower’s ability to cause the reduction of the Credit, or (iii) after the date the Credit is required to be repaid and cancelled in accordance with the terms of this Agreement. The Borrower shall from time to time select and give notice to the Lender of the LIBOR Period or Silver Advance Period for a LIBOR Advance or Silver Advance, respectively, which shall commence upon the making of the LIBOR Advance or Silver Advance or at the expiry of any outstanding LIBOR Period or Silver Advance Period, respectively, applicable to a LIBOR Advance or Silver Advance that is being rolled over. If the Borrower fails to select and give the Lender notice of a LIBOR Period for a LIBOR Advance in accordance with Section 5.3, the Lender shall be deemed to have made a Base Rate Advance to the Borrower to replace the maturing LIBOR Advance. If the Borrower fails to select and give the Lender notice of a Silver Advance Period for a Silver Advance in accordance with Section 5.3, the Borrower shall be deemed to have selected a Silver Advance Period of one month (or the remaining term of the Credit, if shorter) to replace the maturing Silver Advance.

5.7	Termination of LIBOR Advances

If at any time the Lender determines in good faith and on reasonable grounds that:

(a)	adequate and reasonable means do not exist for ascertaining the LIBO Rate applicable to a LIBOR Advance;

(b)	the LIBO Rate does not adequately reflect the effective cost to the Lender of making or maintaining a LIBOR Advance, except as a result of the Lender failing to obtain a deposit in the amount and for the term of the LIBOR Advance; or

(c)	it cannot readily obtain or retain funds in the London interbank market in order to fund or maintain any LIBOR Advance or cannot otherwise perform its obligations hereunder with respect to any LIBOR Advance because of a contingency, circumstance or event of nature beyond the control of the Lender;

then upon written notice by the Lender to the Borrower,

(d)	the right of the Borrower to request LIBOR Advances from the Lender shall be and remain suspended until the Lender notifies the Borrower that any condition causing such determination no longer exists; and

(e)	if the Lender is prevented from maintaining a LIBOR Advance, the Borrower shall, at its option, either repay the LIBOR Advances owing by it to the Lender or convert the LIBOR Advances into other forms of Advance which are permitted by this Agreement, but (except in the case of a determination by the Lender under Section 5.7(b)) the Borrower shall be responsible for any loss or expense that the Lender incurs as a result, including breakage costs.

5.8	Other Provisions Regarding Silver Advances

5.8.1	The Lender shall not be liable for any failure to comply with its obligations concerning Silver Advances and shall be entitled to terminate any arrangements regarding Silver Advances without liability if the failure is caused directly or indirectly, wholly or partly, by any Requirement of Law, lack of availability of Silver or other contingency, circumstance or event of nature beyond the control of the Lender (as determined by the Lender in good faith and on reasonable grounds). In that case, upon written notice by the Lender to the Borrower:

(a)	the right of the Borrower to request Silver Advances from the Lender shall be and remain suspended until the Lender notifies the Borrower that any condition causing such determination no longer exists; and

(b)	if the Lender is prevented from maintaining a Silver Advance, the Borrower shall, at its option, either repay the Silver Advances owing by it to the Lender or convert the Silver Advances into other forms of Advance which are permitted by this Agreement, but the Borrower shall be responsible for any loss or expense that the Lender incurs as a result, including breakage costs.

5.8.2	Any payment of fees in respect of a Silver Advance and any repayment of a Silver Advance that is to be made by the Borrower in Silver shall be made by the Borrower delivering Silver to the Lender at the account designated by the Lender from time to time in London, England and shall be considered complete upon the Lender receiving confirmation from a bullion depository that it is holding Silver for the Lender’s account. Any alternate method of delivery is subject to prior agreement of the Lender in its sole discretion, including agreement as to any location discount or premium. In connection with any physical delivery that is agreed to by the Lender, any difference (not to exceed 100 fine troy ounces of Silver) between the number of ounces due and the actual number delivered shall be settled by the Borrower in cash based on the value of the difference at the Spot Price on the day of delivery.

5.8.3	The Borrower assumes all risk of loss, theft or detention of, or damage to, Silver delivered by the Lender to the Borrower from the time that delivery has been made to the Borrower by crediting the Borrower’s account with the Lender and, in the case of a delivery of Silver by the Borrower to the Lender, until the Silver has been delivered to the Lender in accordance with Section 5.8.2.

5.8.4	No warranty as to merchantability, fitness for purpose or any other matter is expressed or implied by either the Lender or the Borrower concerning Silver that either may deliver to the other, except that the Silver will conform to the requirements of Section 1.1.60.

5.8.5	References in this agreement to requirements relating to payments shall, where the context requires, be interpreted as also applying to deliveries of Silver.

5.9	Prohibited Use of L/Cs

          The Borrower shall not directly or indirectly take, use or provide L/Cs as security for loans or advances from any other Person. For greater certainty, but without in any way limiting the foregoing, the Borrower’s primary use of L/Cs shall be in support of reclamation obligations and liabilities.

5.10	Issuance and Maturity of L/Cs

          A request for an Advance by way of L/C shall be made by the Borrower to the Lender in accordance with Section 5.3 and shall include the details of the L/C to be issued. The Lender shall promptly notify the Borrower of any comment concerning the form of the L/C requested by the Borrower and shall, if the Borrower is otherwise entitled to an Advance, deliver the L/C to the Borrower at the branch where the Designated Account is maintained on the Drawdown Date or as soon thereafter as the Lender is satisfied with the form of L/C to be issued.

          Each L/C issued under this Agreement shall have a term which is not more than twelve months after its issuance date or renewal date, which ends on a Business Day and which expires not later than 4 March 2008. An L/C may be renewed by the Borrower subject to complying with the terms of this Agreement applicable to an Advance by way of L/C.

5.11	Payment of L/C Fees

          Payment of L/C fees shall be made to the Lender, in connection with L/Cs issued under the Credit and shall be made quarterly in arrears. L/C fees shall be calculated at the rates specified in Section 2.4 on the face amount of each L/C for the duration of its term on the basis of the actual number of days to elapse from and including the date of issuance or renewal by the Lender to but not including the expiry date of the L/C. L/C fees shall be calculated on the basis of a 365 day year. The Borrower shall be entitled to a pro rata refund of fees paid in connection with any L/C that is terminated as a result of payment or otherwise before its expiry date.

5.12	Payment of L/Cs

          The Borrower shall provide for the payment to the Lender at the Branch of Account of the full face amount of each L/C issued at its request (or the amount actually paid in the case of a partial payment) on the earlier of (i) the date on which the Lender makes a payment to the beneficiary of an L/C, and (ii) the date on which the Obligations become due and payable pursuant to Section 8.2. The Lender shall be entitled to recover interest from the Borrower at the rate of interest per annum applicable to Base Rate Advances, compounded monthly, upon any amount payment of which has not been provided for by the Borrower in accordance with this Section. Interest shall be calculated from and including the date on which the Lender makes a payment to the beneficiary of an L/C, up to but excluding the date such payment, and all interest thereon, both before and after demand, default and judgment, is provided for by the Borrower.

          The obligation of the Borrower to reimburse the Lender for a payment to a beneficiary of an L/C shall be absolute and unconditional, except for matters arising from the Lender’s wilful misconduct or gross negligence, and shall not be reduced even if any demand or other request for payment of an L/C (a “Demand”) that is paid or acted upon in good faith and in conformity with laws, regulations or customs applicable thereto is in fact invalid, insufficient, fraudulent or forged, nor shall the Borrower’s obligation be subject to any defence or be affected by any right of set-off, counter-claim or recoupment which the Borrower may now or hereafter have against the beneficiary, the Lender or any other Person for any reason whatsoever, including the fact that the Lender paid a Demand or Demands (if applicable) aggregating up to the amount of the L/C notwithstanding any contrary instructions from the Borrower to the Lender or the occurrence of any event including, but not limited to, the commencement of legal proceedings to prohibit payment by the Lender of a Demand. Any action, inaction or omission taken or suffered by the Lender under or in connection with an L/C or any Demand, if in good faith and in conformity with laws, regulations or customs applicable thereto, shall be binding on the Borrower and shall not place the Lender under any resulting liability to the Borrower. Without limiting the generality of the foregoing, the Lender may receive, accept, or pay as complying with the terms of the L/C, any Demand otherwise in order which may be signed by, or issued to, any administrator, executor, trustee in bankruptcy, receiver or other Person or entity acting as the representative or in place of, the beneficiary.

          If the Borrower provides cash in response to the Obligations becoming due and payable under Section 8.2, the Borrower shall be entitled to receive interest on the cash provided in accordance with Section 9.17 as long as the cash is held as Cash Collateral.

5.13	Deemed Advance — L/Cs

          Except for amounts which have been funded by the Borrower, any amount which the Lender pays to any third party in respect of an L/C in satisfaction or partial satisfaction thereof shall be deemed to be a Base Rate Advance. The Lender shall forthwith give notice of the making of such an Advance to the Borrower. Interest shall be payable on such an Advance in accordance with Section 2.4.

5.14	Prohibited Rates of Interest

          Notwithstanding any other provisions of this Agreement or any other Credit Document, the Borrower shall not be obliged to make any payment of interest or other amounts payable to the Lender under this Agreement or under any other Credit Document in an amount or at a rate that would be prohibited by law or would result in the receipt by the Lender of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada), or that would contravene any local usury laws which may be applicable to any obligations of the Borrower to the Lender under or in connection with this Agreement. In any such case, any payment, collection or demand for interest in excess of the maximum permitted rate shall be deemed to have been made by mutual mistake of the Borrower and the Lender, any excess payment shall be refunded to the Borrower and the amount or rate otherwise payable under the terms of any Credit Document shall be reduced to the maximum amount or rate payable in accordance with applicable law. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and in the event of any dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purpose of such determination.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

          Each Obligor represents and warrants to the Lender that:

(a)	it is a duly incorporated, continued or amalgamated corporation and an existing corporation and has the power and authority to enter into and perform its obligations under any Credit Documents to which it is a party from time to time, to own its Property and to conduct the business in which it is currently engaged;

(b)	it holds all material Permits that are required to enter into and perform its obligations under any Credit Documents to which it is a party from time to time, to own its Property and to conduct the business in which it is currently engaged;

(c)	its entry into and performance of its obligations under the Credit Documents to which it is a party (i) have been duly authorized by all necessary corporate action on its part, and (ii) do not violate its Constating Documents, any Requirement of Law, or any Contract to which it is a party, except for violations that would not, in the aggregate, have a material and adverse effect on the ability of the Obligors as a whole to perform their obligations under the Credit Documents;

(d)	its Constating Documents and any unanimous shareholder agreement to which it is a party do not contain restrictions on the power of its directors to borrow money, give financial assistance by way of a secured guarantee or encumber any or all of its Property to secure the Obligations, except for restrictions that have been and will be complied with in connection with the Credit Documents to which it is a party and the transactions contemplated by those Credit Documents;

(e)	the Credit Documents to which it is a party from time to time have been or will be duly executed and delivered by it and will, when executed and delivered, constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms, subject to the availability of equitable remedies and the effect of bankruptcy, insolvency and other laws affecting the rights of creditors generally;

(f)	as of the date of this Agreement, there are no litigation, arbitration or administrative proceedings outstanding and, to its knowledge after having made reasonable inquiry, there are no proceedings pending or threatened, against it which could reasonably be expected to materially and adversely affect the ability of the Obligors as a whole to perform their obligations under the Credit Documents, except as disclosed on Error! Reference source not found.;

(g)	no Event of Default or Pending Event of Default has occurred and is continuing;

(h)	it is not in violation of any term of its Constating Documents or of any unanimous shareholders agreement to which it is a party, and to its knowledge after having made reasonable inquiry, it is not, as of the date of execution of this Agreement, in violation of any Requirement of Law or Contract, the violation of which would materially and adversely affect the ability of the Obligors as a whole to own their Property and conduct their business nor will its execution and delivery of, and its performance of its obligations under, any Credit Documents to which it is a party from time to time result in any such violation;

(i)	all of the historical financial statements which have been furnished to the Lender in connection with this Agreement are complete in all material respects and, to its knowledge after reasonable inquiry, fairly present its financial position as of the dates referred to therein and have been prepared in accordance with GAAP (or, in the case of statements of Obligors incorporated outside of Canada, generally accepted accounting principles applicable in their respective jurisdictions of incorporation) except, in the case of quarterly financial statements, notes to the statements and audit adjustments required by GAAP (or other applicable generally accepted accounting principles) are not included;

(j)	as of the date of execution of this Agreement, it has no liabilities (contingent or other) or other obligations of the type required to be disclosed in accordance with GAAP which are not fully disclosed on its financial statements provided to the Lender for its fiscal period ended 31 December 2004, other than liabilities and obligations incurred thereafter in the ordinary course of its business;

(k)	the Security constitutes legal, valid and enforceable security upon the Property that is encumbered by the Security (as to which the grantor is the legal and/or beneficial owner with a good and marketable title, subject only to Permitted Encumbrances), subject to the availability of equitable remedies and the effect of bankruptcy, insolvency and other laws affecting the rights of creditors generally;

(l)	no default under any of the Permitted Encumbrances relating to it has occurred that could materially and adversely affect the ability of the Obligors as a whole to perform their obligations under the Credit Documents;

(m)	as of the date of this Agreement, Error! Reference source not found. accurately describes the present and any previous corporate names of each Obligor (including in respect of predecessors by amalgamation or merger), its jurisdiction of incorporation and the locations of its head office and chief executive office;

(n)	except as disclosed in Error! Reference source not found., during its ownership or occupancy and, to its knowledge, before that time, its business and Property have been and are being owned, occupied and operated in compliance with Environmental Laws;

(o)	except as disclosed in Error! Reference source not found., to the best of its knowledge after due inquiry, there are no pending or threatened and there is no reasonable basis for any (i) claims, complaints, notices of violation, orders, legally enforceable directions or requests issued to or received by any Obligor in relation to its Property from any governmental or regulatory authority pursuant to or with respect to any Environmental Law, or (ii) suits or written claims by any Person, notices or inquiries to or of an Obligor regarding potential liability of any Obligor under any Environmental Law, and no enforcement actions in respect of any of the foregoing are pending, or to its knowledge, threatened which, as to either (i) or (ii), could materially and adversely affect the ability of the Obligors as a whole to perform their obligations under the Credit Documents;

(p)	to its knowledge having made all due inquiry, there is no fact that it has not disclosed to the Lender in writing that materially adversely affects its ability to perform its obligations under the Credit Documents to which it is a party;

(q)	all of its issued and outstanding Shares are owned as listed on Error! Reference source not found. to this Agreement:

(r)	the Pledged Shares issued by each Obligor are validly issued as fully paid and non-assessable, and represent 100% of the issued and outstanding Shares of all classes of that Obligor;

(s)	the resolutions and consents of the directors or shareholders of each Obligor that have been delivered or will be delivered on or before the date of the first Advance under this Agreement are, as of the date of this Agreement, the only resolutions and consents of directors or shareholders that are necessary either in connection with the Pledged Shares issued by those corporations or in connection with any disposition of those Shares pursuant to the Security;

(t)	it has (i) duly filed on a timely basis all material tax returns, elections and reports required to be filed by it and has paid, collected and remitted all material Taxes due and payable, collectible or remittable by it, other than Taxes which are being diligently contested in good faith by appropriate proceedings and in respect of which it has made arrangements to cover payment that are satisfactory to the Lender acting reasonably, and (ii) made adequate provision for material Taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed, and there are no actions, proceedings or claims pending or, to its knowledge, threatened, against it in respect of material Taxes (it being agreed that, for purposes of this paragraph, the amount of a Tax is material if it equals or exceeds Cdn. $1,000,000 or the equivalent amount in other currencies);

(u)	it has (i) withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation, and (ii) collected and remitted to the appropriate tax authority when required by law to do so all material amounts collectible and remittable in respect of goods and services tax and similar provincial or state Taxes, and has paid all such material amounts payable by it on account of sales Taxes including goods and services and value-added taxes, other than Taxes which are being diligently contested in good faith by appropriate proceedings and in respect of which it has made arrangements to cover payment that are satisfactory to the Lender acting reasonably, (it being agreed that, for purposes of this paragraph, the amount of a Tax is material if it equals or exceeds Cdn. $1,000,000 or the equivalent amount in other currencies);

(v)	there are no shareholders agreements or other arrangements among the shareholders of the Obligors concerning their investments, their ownership of their Shares of the Obligors or the governance of the Obligors;

(w)	during the twelve consecutive month period before the date of the execution and delivery of this Agreement and before the date of any Advance hereunder, (i) no steps have been taken to terminate any Pension Plan (wholly or in part) which could result in an Obligor being required to make an additional contribution to the Pension Plan in excess of $200,000, (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien or charge under Section 302(f) of ERISA or any applicable pension benefits laws of any other jurisdiction, (iii) no condition exists and no event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by any Obligor of any liability, fine or penalty in excess of $50,000, and (iv) except as disclosed in the financial statements required to be provided pursuant to this Agreement or as otherwise disclosed in writing from time to time to the Lender, no Obligor has any contingent liability with respect to any post-retirement benefit under a Welfare Plan;

(x)	(i) each Pension Plan is in compliance in all material respects with all applicable pension benefits and tax laws, (ii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each Pension Plan have been made in accordance with all applicable laws and the terms of each Pension Plan, (iii) all liabilities under each Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iv) no event has occurred and no conditions exist with respect to any Pension Plan that has resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws, except for any exceptions to clauses (ii) through (iv) above that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Obligors as a whole;

(y)	all direct and indirect Subsidiaries of the Borrower that have Interests in a Mine are Guarantors;

(z)	all direct or indirect Subsidiaries of the Borrower to whom any present or future Intercompany Obligations (as defined in the Intercompany Subordination Agreement) are owed by any Obligor, except for

Intercompany Obligations arising from the Borrower or Glamis Gold, Inc. facilitating the sale of gold, silver and other bullion for and on behalf of Subsidiaries of the Borrower that are not Obligors, have entered into an Intercompany Subordination Agreement.

6.2	Survival of Representations and Warranties

          Unless expressly stated to be made as of a specific date, the representations and warranties made in this Agreement shall survive the execution of this Agreement and all other Credit Documents, and shall be deemed to be repeated as of the date of each Advance and as of the date of delivery of each certificate contemplated in Section 7.3(c), subject to modifications made by the Borrower to the Lender in writing and accepted by the Lender. The Lender shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance hereunder or continuing to extend the Credit hereunder.

ARTICLE VII
COVENANTS AND CONDITIONS

7.1	Financial Covenants

7.1.1	The Borrower shall at all times maintain a Gross Debt Ratio of not greater than 3.00 to 1.

7.1.2	The Borrower shall at all times maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.40 to 1.

7.1.3	The Borrower shall at all times maintain a Tangible Net Worth of not less than the aggregate of $350,000,000 plus 50% of its annual net income for each year, beginning with the year ending 31 December 2004 but excluding any year in which net income is a loss, plus 50% of the proceeds of equity issuances or contribution after 31 December 2003.

7.1.4	The Borrower shall at all times maintain an Historic Debt Service Coverage Ratio of not less than 2.00 to 1.

7.1.5	The Guarantors (other than Glamis Gold, Inc.) shall at all times maintain a collective ratio of Gross Debt (excluding Debt that is subject to an Intercompany Subordination Agreement) to CFADS of no more than 3.00 to 1.

7.1.6	The proven and probably reserves of gold at the Marigold Mine and the El Sauzal Mine (based on the annual audited ore reserve updates referred to in Section 7.3(e), less the projected production between the date of the update and the maturity date of the Credit) shall at all times be not less than 1,000,000 contained ounces, in aggregate for both such mines.

          In calculating the covenants set out above, financial results for the El Sauzal Mine for the fourth quarter of 2004 (during part of which it was operational) shall be based on annualizing the results for December 2004. At the time the results for the El Sauzal Mine during the first fiscal quarter of 2005 are available, financial results for the El Sauzal Mine shall be based on annualizing the results for 2005 until it has had four complete fiscal quarters of operation.

7.2	Positive Covenants

          During the term of this Agreement, each Obligor shall:

(a)	duly and punctually pay its Obligations (in the case of the Borrower) and its obligations under its guarantee (in the case of all other Obligors) at the times and places and in the manner required by the terms of this Agreement;

(b)	operate its business and occupy its Property in accordance with sound business practice and in compliance in all material respects with all applicable Requirements of Law (including but not limited to Environmental Laws) and Material Contracts to which it is a party and Material Permits that it holds;

(c)	at all reasonable times and from time to time upon reasonable notice, permit representatives of the Lender to inspect any of its Property and to examine and take extracts from its financial books, accounts and records and those of its Subsidiaries, including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable out of pocket expense of all of which shall be paid by the Borrower, provided that:

(i)	the exercise of rights under this paragraph does not unreasonably interfere with the operations of the Obligor;

(ii)	the Lender maintains the confidentiality of all information it receives concerning any Obligor or any other Person in accordance with usual requirements of law and banker / customer confidentiality, and does not use it except for the purposes of this Agreement;

(iii)	any representative of the Lender who is not an employee of the Lender has executed and delivered an agreement in favour of the relevant Obligor and the Lender to use any information concerning any Obligor or any other Person that is obtained as a result of any inspection or examination on behalf of the Lender only for the purposes of this Agreement, and has established to the reasonable satisfaction of the Borrower and the Lender that there is no inherent conflict of interest between the business and clientele of the relevant Obligor and the business and clientele (other than the Lender) of that representative;

(iv)	unless an Event of Default or Pending Event of Default has occurred and is continuing, the examination and inspection does not breach any Obligor’s contractual or other legally binding obligation of confidentiality to a third party;

(v)	unless an Event of Default or Pending Event of Default has occurred, inspection of any Property shall be limited to one visit annually, including only essential personnel;

(d)	keep insured with financially sound and reputable insurance companies or associations all Property of a nature and of a character usually insured by companies of established reputation engaged in a comparable business to that in which it is engaged, in amounts, with deductible amounts and against losses, including all-risk property insurance, comprehensive general liability insurance, insurance against defamation and business interruption insurance, to the extent that such Property is usually insured;

(e)	promptly provide the Lender with evidence of renewal or replacement of policies from time to time and with such other evidence of the insurance as the Lender may from time to time reasonably require;

(f)	obtain, as and when required, all Permits and Contracts which may be material to permit it to acquire, own, operate and maintain its business and Property and perform its obligations under the Credit Documents to which it is a party, preserve and maintain those Permits and Contracts and all such Permits and Contracts now held by it in good standing;

(g)	pay all Taxes as they shall become due and payable unless such Taxes are being contested in good faith by appropriate proceedings and it has made arrangements satisfactory to the Lender acting reasonably in respect of payment of the contested amount, and make adequate provision for Taxes payable by it for any current period and any previous period for which tax returns are not yet required to be filed;

(h)	withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable legislation;

(i)	collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable legislation;

(j)	immediately notify the Lender upon becoming aware of any Event of Default or Pending Event of Default, or of any material default (either by an Obligor or by any other party) under any Material Contract or Material Permit, or of any event which, with or without the giving of notice, lapse of time or any other condition subsequent, would be a material default or would otherwise allow the termination of any Material Contract or Material Permit or the imposition of any material sanction on any party to a Material Contract or Material Permit, and from time to time provide the Lender with all information reasonably requested by the Lender concerning the status thereof;

(k)	immediately notify the Lender on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance affecting it, the result of which if determined adversely would have a material and adverse effect on its ability to perform its obligations under this Agreement, or the Credit Documents to which it is a party, and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status thereof;

(l)	immediately notify the Lender upon (i) learning of the existence of Hazardous Materials located on, above or below the surface of any land which it occupies or controls (except those being stored, used, disposed of or otherwise handled in substantial compliance with applicable Requirements of Law), or contained in the soil or water constituting such land and (ii) the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from such land which, as to either (i) or (ii), would materially and adversely affect the ability of the Obligors as a whole to perform their obligations under the Credit Documents;

(m)	provide the Lender with such other documents, opinions, consents, acknowledgments and agreements as are reasonably necessary to implement this Agreement and the Security from time to time; and

(n)	provide notice to the Lender and copies of all relevant documentation immediately upon becoming aware of (i) the institution of any steps by any Obligor or any applicable regulatory authority to terminate any Pension Plan (wholly or in part) which could result in any Obligor being required to make an additional contribution to the Pension Plan in excess of $200,000, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien or charge under section 302(f) of ERISA or under any applicable pension benefits laws of any other jurisdiction, (iii) the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that any Obligor furnish a bond or other security to such Pension Plan or any applicable regulatory authority, or (iv) the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in the incurrence by any Obligor of any liability, fine or penalty that would be material to the Obligors as a whole, or any increase in the contingent liability of any Obligor in excess of $50,000 with respect to any post-retirement Welfare Plan benefit.

7.3	Reporting Requirements

          During the term of this Agreement, the Borrower shall:

(a)	as soon as practicable and in any event within 20 days of the end of each month, cause to be delivered to the Lender, in form and substance satisfactory to the Lender, a monthly operating report for each operating mine and development project of the Borrower and any of its Subsidiaries containing information similar to that specified in item (f) below, including a description and explanation of any variations from the most recently delivered plans;

(b)	as soon as practicable and in any event within 60 days after the end of each of its fiscal quarters (including the fourth quarter), cause to be prepared and delivered to the Lender, in a form satisfactory to the Lender, its unaudited consolidated financial statements as at the end of such quarter including, without limitation, balance sheet, statement of income and retained earnings, statement of changes in financial position and a statement of intercompany indebtedness, which shall be prepared in accordance with GAAP;

(c)	concurrently with the delivery of its quarterly financial statements, provide the Lender with a Reporting Certificate;

(d)	as soon as practicable and in any event within 120 days after the end of each of its fiscal years, cause to be prepared and delivered to the Lender, its annual consolidated financial statements including, without limitation, balance sheet, statement of income and retained earnings and statement of changes in financial position for such fiscal year and a statement of intercompany indebtedness, which in the case of the consolidated financial statements shall be audited by an internationally recognized accounting firm and in all cases shall be prepared in accordance with GAAP;

(e)	concurrently with the delivery of the annual financial statements, provide the Lender with an ore reserve updated for each operating mine and development project of the Borrower and any of its Subsidiaries, which shall be audited by Mine Development Associates or another mining engineering consultant acceptable to the Lender;

(f)	as soon as practicable and in any event within 60 days after the beginning of each fiscal year of the Borrower, a financial model including life-of-mine plans for all operating mines and development projects of the Borrower and any of its Subsidiaries, based on mineable proven and probable reserves detailing, inter alia, (i) tonnes of ore mined and processed; (ii) ore grade; (iii) recovery; (iv) payable metal production; (v) waste tonnes moved; (vi) all operating costs (itemized); (vii) stripping and development costs; (viii) capital expenditures (maintenance and expansion); (ix) exploration costs; (x) reclamation obligations; (xi) Taxes, royalties and administration costs; and (xii) transportation and refining costs;

(g)	promptly provide the Lender with all other information reasonably requested by the Lender from time to time concerning the Property and financial condition of the Obligors.

          If there is any change in a subsequent period from the accounting policies, practices and calculation methods used by the Borrower in preparing its financial statements for its fiscal year ended 31 December 2003, or components thereof, the Borrower shall provide the Lender with all information that the Lender requires to ensure that reports provided to the Lender after any change are comparable to previous reports. In addition, all calculations made for the purposes of this Agreement shall continue to be made based on the accounting policies, practices and calculation methods that were used in preparing the Borrower’s financial statements for its fiscal year ended 31 December 2003 if the changed policies, practices and methods would materially affect the results of those calculations.

7.4	Negative Covenants

          During the term of this Agreement, the Obligors shall not, without the prior written consent of the Lender:

(a)	in the case of the Guarantors (other than Glamis Gold, Inc.), create, incur or assume or suffer to exist or cause or permit any Encumbrance upon or in respect of any of its Property, except for Permitted Encumbrances; for greater certainty, this Section does not apply to Encumbrances on the Property of Montana Exploradora de Guatemala S.A. or Peridot, S.A. as long as they are not Obligors;

(b)	create, incur or assume or suffer to exist or cause or permit any Encumbrance upon or in respect of any of the Pledged Shares, except for the Security;

(c)	create, incur or assume or suffer to exist or cause or permit any Encumbrance upon or in respect of their respective interests in Swaps entered into with the Lender, except in favour of the Lender;

(d)	in the case of the Guarantors (other than Glamis Gold, Inc.), make investments or loans or give guarantees or other financial assistance of any kind, other than to other Obligors;

(e)	permit any sale, lease, grant or other disposition of the whole or any part of its Property (including any Interest in a Mine) except for (i) sales of inventory in the ordinary course of business for the purpose of carrying on business, and (ii) dispositions on commercially reasonable terms of Property that is obsolete, no longer required or being replaced;

(f)	carry on any business other than mining and processing of gold, silver and related by-products, and activities related thereto;

(g)	in the case of the Borrower, consolidate, amalgamate or merge with any other Person, enter into any corporate reorganization, arrangement or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution, unless the Borrower gives the Lender reasonable advance notice of the transaction, the shareholders of the Borrower as they exist before the transaction control the Person resulting from the transaction, that Person immediately takes whatever steps and delivers whatever documents (including opinions of counsel satisfactory to the Lender) are reasonably required to ensure that the Lender’s rights are not adversely affected as a result, and (in the Lender’s judgment) the Person resulting from the transaction is no less creditworthy than the Borrower was before the transaction;

(h)	in the case of the Guarantors (other than Glamis Gold, Inc.), create, incur, assume or permit any Debt to remain outstanding, other than the following:

(i)	the Obligations;

(ii)	Debt incurred relating to Swaps entered into with the Lender and secured by the Security; and

(iii)	Debt relating to capital lease obligations in an aggregate amount for all such Guarantors of not more than U.S. $10,000,000 outstanding at any time;

(iv)	Debt that is subject to an Intercompany Subordination Agreement; and

(v)	unsecured subordinated Debt in an aggregate amount for all such Guarantors not more than U.S. $10,000,000 outstanding at any time, which is incurred on terms (including terms of subordination in favour of the Obligations) satisfactory to the Lender at a time when no Event of Default or Pending Event of Default has occurred and is continuing and after the Borrower has demonstrated pro forma compliance with the covenants contained in Section 7.1 taking into account the subordinated Debt to be incurred;

(i)	do or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Encumbrance;

(j)	change its name, the location of its head office or chief executive office or, in the case of Obligors incorporated in the United States of America, its jurisdiction of incorporation, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender reasonably requests to permit the Lender to perfect the Security with respect to the change;

(k)	in the case of the Borrower, if an Event of Default or a Pending Event of Default has occurred and is continuing, pay dividends, issue bonuses on capital stock, redeem or purchase capital stock, pay management fees to Persons with whom it does not deal at arm’s length, repay shareholder loans or engage in any other method of returning capital to its shareholders;

(l)	change its fiscal year end from 31 December;

(m)	enter into any Swap for speculative purposes or on terms that entitle any counterparty other than the Lender to require any margin payment or other Encumbrance to secure the Swap;

(n)	enter into any transaction of any kind with any affiliate or associate (as those terms are defined in the Canada Business Corporations Act) or any Person of which any Obligor is an associate except in the ordinary course of business on a commercially reasonable basis as if it were dealing with such Persons on an arm’s length basis;

(o)	enter into any transaction of any kind (other than with the Lender) in which any Obligor is committed to deliver more than 70% of the aggregate projected metal production of the Obligor in any given period, except for contracts for the sale of up to 100% of the actual production so long as there is no commitment as to the amount of the actual production that, if not met, would result in a penalty;

(p)	be a party to or permit any amendment, supplement, waiver, modification or termination of any Marigold Agreement, except that the Borrower, Glamis Gold, Inc. and/or Glamis Marigold Mining Company may negotiate updated agreements in anticipation of the expiry of the Marigold Agreements on 31 December 2006 or may extend the term of the Marigold Agreements, as long as the updated or extended agreements preserve the two-thirds partnership interest of Glamis Marigold Mining Company, continue it as the operator of the Marigold Mine and are otherwise no less advantageous to the Obligors, and as long as they immediately provide copies of the updated or extended agreements to the Lender.

7.5	Covenants Regarding Roby Exploration Company

          The Borrower, Glamis Gold, Inc. and Glamis Marigold Mining Company shall cause Roby Exploration Company to comply with the provisions of Sections 7.2(b), 7.2(d) to 7.2(j) inclusive, 7.2(l), 7.2(n), 7.4(a), 7.4(c) to 7.4(f) inclusive, 7.4(h) and 7.4(m) to 7.4(o) inclusive, in each case as if Roby Exploration Company was a Guarantor.

ARTICLE VIII
DEFAULT

8.1	Events of Default

          Each of the following events shall constitute an Event of Default under this Agreement:

(a)	the Borrower fails to pay any amount of principal (including any amount relating to an L/C or a Silver Advance) when due or to pay any amount of interest, fees or other Obligations within three Business Days of when due; or

(b)	any Obligor makes any representation or warranty under any of the Credit Documents which is incorrect in any material respect when made or deemed to be made; or

(c)	any Obligor ceases to carry on its business or a substantial part thereof, or admits its inability or fails to pay its debts generally as they become due; or

(d)	the Lender determines that a material adverse change has occurred in the financial condition, Property, operations or business prospects of the Obligors; or

(e)	any Obligor:

(i)	permits any default under one or more agreements or instruments relating to Debt or Swaps having a principal amount individually or in the aggregate for all such Persons in excess of U.S. $10,000,000; or

(ii)	permits any other event to occur and to continue after any applicable grace period specified in such agreements or instruments;

(a)	if the effect is to accelerate or permit the holders of Debt or Swaps to accelerate the date on which Debt or Swaps of any Obligor having a principal amount individually or in the aggregate for all such Persons in excess of U.S. $10,000,000 becomes due (whether or not acceleration actually occurs) or any such Debt or Swaps are not paid when due; or

(f)	any Obligor becomes a bankrupt, voluntarily or involuntarily; or

(g)	any Obligor becomes subject to any proceeding seeking liquidation, arrangement, relief of creditors or the appointment of a receiver or trustee over, or any judgment or order which has or is reasonably likely to have a material and adverse effect on, any material part of the Property of the Obligors as a whole, and such proceeding is consented to, approved of or acquiesced in by the Obligor or, if instituted against any Obligor, such proceeding, judgment or order is not contested diligently, in good faith and on a timely basis and dismissed or stayed within 60 days of its commencement or issuance; or

(h)	any Obligor or other party to an Intercompany Subordination Agreement denies, to any material extent, its obligations under any Credit Document or claims any Credit Document to be invalid or withdrawn in whole or in part; or any Credit Document is invalidated or made unenforceable in any material way by any act, regulation or governmental action or is determined to be invalid or unenforceable in any material way by a court or other judicial entity and such determination has not been stayed pending appeal; or

(i)	any part of the Security ceases in whole or in part to be a perfected Encumbrance subject only to Permitted Encumbrances, other than as a result of the negligence or wilful act or omission of the Lender; or

(j)	final judgments, writs of execution, garnishments or attachments or similar processes are issued or levied in an aggregate amount of $5,000,000 or more against any of the Property of any Obligor and are not released, bonded, satisfied, discharged, vacated or stayed within 30 days after issuance or levy; or

(k)	an Encumbrancer takes possession of all or a material portion of the Property of the Obligors as a whole by appointment of a receiver, receiver and manager, or otherwise; or

(l)	any Material Permit expires or is withdrawn, cancelled, terminated, or modified to the material detriment of an Obligor or its Property or business, and is not reinstated or replaced within 30 days thereafter without material impairment to its Property or business; or

(m)	a default by any Obligor under any Material Contract occurs, or any other event occurs under any Material Contract, and such default or event continues without being waived after any applicable grace period specified in the Material Contract (or within 30 days if that is longer than the applicable grace period and the Obligor is diligently, in good faith and on a timely basis seeking a rescission of such default), if the effect of the default or other event (if not waived) is to terminate the Material Contract or to impose any sanction on the Obligor that would materially impair the ability of any Obligor to carry on business in the ordinary course or would have a material adverse effect on the financial condition or business prospects of the Obligors as a whole; or

(n)	there is a breach of Sections 7.1 or 7.4, or a breach of Section 7.5 to the extent that it incorporates provisions of Section 7.4; or

(o)	any Person or group of Persons acting jointly or in concert acquires more than 50% of the voting control or equity interests of the Borrower or there is any change in the current ownership of any of the other Obligors (other than the contemplated amalgamation of Francisco Gold Corp. or its dissolution and the transfer of its Property to the Borrower), unless the new owner is a wholly-owned Subsidiary of the Borrower, immediately becomes a Guarantor, adopts this Agreement so as to be bound by all of the terms applicable to Guarantors as if it had executed this Agreement as a Guarantor, and delivers a guarantee and other security documents similar to those delivered by the other Guarantors, which shall become part of the Security, and the new owner is located in a jurisdiction acceptable to the Lender acting reasonably; or

(p)	the aggregate principal amount of Base Rate Advances and LIBOR Advances, plus the aggregate face amount of L/Cs, plus Silver Advances outstanding valued at the current Spot Price exceeds U.S. $75,000,000, and the Borrower fails to collateralize any excess above U.S. $75,000,000 with Cash Collateral or a pledge of Silver or of gold bullion, in each case acceptable to and physically delivered to the Lender, within five Business Days after the Lender notifies the Borrower that an excess has occurred;

(q)	there is a breach of any other provision of any Credit Document and such breach is not corrected or otherwise satisfied within 30 days after the Lender gives written notice thereof.

8.2	Acceleration and Termination of Rights

            If any Event of Default occurs and is continuing, the Lender shall be under no further obligation to make Advances and the Lender may give notice to the Borrower (i) declaring the Lender’s obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) declaring the Obligations or any of them to be forthwith due and payable, whereupon they shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and/or (iii) demanding that the Borrower immediately deposit Cash Collateral with the Lender in an amount equal to the full principal amount at maturity of all L/Cs then outstanding for the Borrower’s accounts.

            Notwithstanding the preceding paragraph, if any Obligor becomes a bankrupt (voluntarily or involuntarily), or institutes any proceeding seeking liquidation, rearrangement, relief of debtors or creditors or the appointment of a receiver or trustee over any material part of its Property, then without prejudice to the other rights of the Lender as a result of any such event, without any notice or action of any kind by the Lender, and without presentment, demand or protest, the Lender’s obligation to make Advances shall immediately terminate, the Obligations shall immediately become due and payable and, to the extent permitted by law, the Borrower shall be obligated to immediately deposit Cash Collateral with the Lender in an amount equal to the full principal amount at maturity of all L/Cs then outstanding for the Borrower’s accounts.

8.3	Payment of L/Cs

          Immediately upon the Obligations becoming due and payable under Section 8.2, the Borrower shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to immediately deposit Cash Collateral with the Lender in an amount equal to the full principal amount at maturity of all L/Cs then outstanding for its account and the Borrower hereby unconditionally promises and agrees to deposit with the Lender immediately upon such demand Cash Collateral in the amount so demanded. The Borrower authorizes the Lender to debit its account with the amount required to pay such L/Cs. Amounts paid to the Lender pursuant to such a demand in respect of L/Cs shall be applied against, and shall reduce to the extent of the amounts paid to the Lender in respect of L/Cs, the obligations of the Borrower to pay amounts then or thereafter payable under L/Cs at the times amounts become payable thereunder.

          The Borrower shall be entitled to receive interest on cash held as Cash Collateral in accordance with Section 9.17.

8.4	Remedies

            Immediately upon the Obligations becoming due and payable under Section 8.2, the Security shall become immediately enforceable and the Lender may take such action or proceedings authorized by the Credit Documents or permitted by law as the Lender in its sole discretion deems expedient to enforce the same, all (to the extent permitted by law) without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law.

8.5	Saving

            The Lender shall not be under any obligation to the Borrower or any other Person to realize any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. The Lender shall not be responsible or liable to the Borrower or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the collateral or any part thereof or the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or negligence of the Lender, and as otherwise required by applicable law.

8.6	Perform Obligations

            If an Event of Default has occurred and is continuing and if the Borrower has failed to perform any of its covenants or agreements in the Credit Documents, the Lender may, but shall be under no obligation to, perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Credit Documents. The reasonable expenses (including any reasonable legal costs) paid by the Lender in respect of the foregoing shall be secured by the Security.

8.7	Third Parties

            No Person dealing with the Lender or any agent of the Lender shall be concerned to inquire whether the Security has become enforceable, or whether the powers which the Lender is purporting to exercise have become exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

8.8	Power of Attorney

            Effective upon the Obligations becoming due and payable under Section 8.2, each Obligor hereby irrevocably constitutes and appoints any Managing Director, Vice-President or more senior officer of the Lender its due and lawful attorney with full power of substitution in its name and on its behalf, during the continuance of an Event of Default, in connection with the enforcement of any right, title or interest of the Lender in, to or under the Security or any part thereof or any obligation to the Obligors or remedy available to the Obligors.

8.9	Remedies Cumulative

            The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender shall not be deemed to be a waiver of any subsequent default.

8.10	Set-Off or Compensation

            In addition to and not in limitation of any rights now or hereafter granted under applicable law, if the Obligations become due and payable pursuant to Section 8.2, the Lender may at any time and from time to time without prior notice to the Obligors or any other Person, any notice being expressly waived by the Obligors, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Lender to or for the credit of or the account of any Obligor, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1	Successors and Assigns

            The Credit Documents shall be binding upon and enure to the benefit of the Lender, the Obligors and their successors and assigns, except that the Obligors shall not assign any rights or obligations with respect to this Agreement or any of the other Credit Documents without the prior written consent of the Lender, which may be arbitrarily withheld.

            Any assignment by the Lender shall become effective when the Borrower has been notified of the assignment, the Borrower has consented in writing to the assignment (unless an Event of Default or Pending Event of Default has occurred and is continuing, in which case no consent is required) and the assignee has given an undertaking to the Obligors to be bound by this Agreement and to perform all of the obligations assigned to it. Any assignee shall be treated as if it were the Lender, shall be entitled to the benefit of the Credit Documents and shall be subject to the obligations of the Lender as if it were an original signatory to this Agreement, in each case to the extent of the rights and obligations assigned to it, except that, if an assignment is made while no Event of Default is continuing, the assignee shall not be entitled to any payment under Section 9.15 which would not have been required to be paid to the assignor. The Lender shall be released and discharged of the obligations it has assigned.

            Unless an Event of Default or Pending Event of Default has occurred and is continuing, the Lender shall give the Borrower at least 30 days prior notice of any intended assignment by the Lender. The Borrower shall not unreasonably withhold any consent (and if the Borrower does not notify the Lender of its decision within 15 days of receiving notice, it shall be deemed to have consented) but the Borrower may, in lieu of consenting, notify the Lender within 15 days of receiving notice of any intended assignment that it irrevocably elects to repay the Obligations in full and terminate this Agreement and the Credit. In that case, the Borrower shall do so within 30 days of receiving notice and shall not be responsible for any loss or expense relating to LIBOR Advances that the Lender incurs as a result of payment before the end of a LIBOR Period, including breakage costs, but shall be responsible for any loss or expense, including breakage costs, relating to Silver Advances that the Lender incurs as a result of payment before the end of a Silver Advance Period or as a result of fees for Silver Advances being paid in U.S. Dollars if the Borrower had previously elected to pay them in Silver.

            Following any assignment by the Lender of one or more partial interests in the Lender’s rights and obligations under this Agreement (with the result that there is more than one lender under this Agreement), the Lender and the assignee(s) may establish by agreement among themselves such procedures, including the appointment of an agent, as they may consider necessary or desirable to facilitate the ongoing administration of the Credit Documents. Any such procedures which are communicated to the Borrower shall be binding on the Obligors, and the Obligors shall also execute such documents as may reasonably be required to adapt the Credit Documents to fully protect the interests of the Lender and the assignee(s).

            The Obligors hereby consent to the disclosure of any information relating to the Obligors to any potential assignee or participant referred to in Section 9.2, provided that the potential Lender or participant agrees in writing to keep the information confidential.

9.2	Participations

            The Lender may sell participations to one or more banks, financial institutions and/or commercial lenders in or to all or a portion of its rights and obligations under this Agreement but the participant shall not become a Lender and:

(a)	the Lender’s obligations under this Agreement shall remain unchanged;

(b)	the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)	the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement;

(d)	no participant shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Person therefrom; and

(e)	the participant shall be bound by the same duties of confidentiality to the Obligors as bind the Lender.

            Notwithstanding the foregoing, each participant shall have the same benefit, as if it was the Lender, with respect to the rights provided to the Lender in Section 9.16 and the Borrower shall have the corresponding rights under that Section relating to that participant as if it was the Lender. Each participant shall also have the right to be provided by the Lender with all information relating to the Obligors which is provided to the Lender. The Borrower shall not be responsible for the payment or reimbursement of any fees, costs or expenses incurred by the Lender or its participants in connection with the sale of any participations under this Section.

9.3	Headings and Table of Contents

            The headings of the Articles and Sections and the Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

9.4	Accounting Terms

            Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under GAAP.

9.5	Capitalized Terms

            All capitalized terms used in any of the Credit Documents (other than this Agreement) which are defined in this Agreement shall have the meaning defined herein unless otherwise defined in the other document.

9.6	Severability

            Any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall, to the maximum extent permitted by law, be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7	Number and Gender

            Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing any gender include all genders and references to agreements and other contractual instruments shall be deemed to include all present or future amendments, supplements, restatements or replacements thereof or thereto.

9.8	Amendment, Supplement or Waiver

            No amendment, supplement or waiver of any provision of the Credit Documents, nor any consent to any departure by the Obligors therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver or act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or breach by any Obligor of any provision of the Credit Documents or the rights resulting therefrom.

9.9	Governing Law

            Each of the Credit Documents, except for those which expressly provide otherwise, shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in Ontario. Each party to this Agreement hereby irrevocably and unconditionally attorns to the jurisdiction of the courts of Ontario and all courts competent to hear appeals therefrom. Each of the Obligors hereby irrevocably nominates, constitutes and appoints Lang Michener LLP, BCE Place, 2500-181 Bay Street, Toronto, Ontario, M5J 2T7 as its true and lawful agent for service, to act as such and as such to sue and be sued, plead and be impleaded in any court in Ontario and generally on its behalf to accept service of process and to receive all lawful notices and to do all acts and to execute all deeds and other instruments relating to the matters within the scope of this appointment.

9.10	Waiver of Jury Trial

            THE LENDER AND THE OBLIGORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY AGENT, ANY LENDER OR ANY OBLIGOR. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT.

9.11	This Agreement to Govern

            In the event of any conflict between the terms of this Agreement and the terms of any other Credit Document (other than the Fee Agreement, which shall prevail as against this Agreement) or between the terms of this Agreement and the terms of any agreement not relating to the Credit to which the Lender and any Obligor are parties, the provisions of this Agreement shall govern to the extent necessary to remove the conflict.

9.12	Permitted Encumbrances

            The designation of an Encumbrance as a Permitted Encumbrance is not, and shall not be deemed to be, an acknowledgment by the Lender that the Encumbrance shall have priority over the Security.

9.13	Currency

            All payments of money made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose. Unless otherwise expressly stated, all amounts expressed in this Agreement in terms of money shall refer to U.S Dollars.

9.14	Expenses and Indemnity

            All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lender by the Obligors under this Agreement shall be supplied without cost to the Lender. The Borrower shall pay on demand all reasonable third party costs and out-of-pocket expenses of the Lender (including, without limitation, the reasonable fees and expenses of counsel for the Lender on a solicitor and own client basis and including printing, reproduction, document delivery, publicity, communication, audit and travel costs), incurred in connection with (i) the preparation, execution, delivery, amendment, administration, periodic review and enforcement of the Credit Documents; (ii) obtaining advice as to their rights and responsibilities in connection with the Credit and the Credit Documents; (iii) reviewing, inspecting and appraising the collateral that is the subject of the Security at reasonable intervals (up to a limit of U.S. $10,000 per year if no Event of Default or Pending

Event of Default has occurred); and (iv) other matters relating to the Credit. Such costs and expenses shall be payable whether or not an Advance is made under this Agreement and the Lender shall provide the Borrower with reasonable evidence of costs and expenses for which it seeks payment. Notwithstanding the foregoing, the Borrower shall not be responsible for costs relating to syndications, assignments or participations of the Credit, whether or not the Borrower has consented thereto.

            The Borrower shall indemnify the Lender, its affiliates involved with the Credit, their respective directors, officers, employees and representatives, and each of them, against any liability, obligation, loss (other than loss of profit) or expense which any of them may sustain or incur as a consequence of (a) any representation or warranty made herein by any Obligor which was incorrect at the time it was made or deemed to have been made, (b) a default by any Obligor in the payment of any sum due from it (irrespective of whether an Advance is deemed to be made to the Borrower to pay any amount that it has failed to pay), including, but not limited to, all sums (whether in respect of principal, interest or any other amount) paid or payable to lenders of funds borrowed by the Lender in order to fund the amount of any such unpaid amount to the extent the Lender is not reimbursed pursuant to any other provisions of this Agreement, (c) the failure of the Borrower to complete any Advance or make any payment in the manner required by this Agreement after notice therefor has been given under this Agreement, and (d) any other default by any Obligor hereunder. A certificate of the Lender as to the amount of any such loss or expense shall be prima facie evidence as to the amount thereof.

            In addition, the Borrower shall indemnify the Lender, its affiliates involved with the Credit, and their respective directors, officers, employees and representatives from and against any and all actions, proceedings, claims, losses (other than loss of profits), damages, liabilities, expenses and obligations of any kind that may be incurred by or asserted against any of them as a result of or in connection with the Credit, other than through the negligence or wilful misconduct of the Lender or any party acting for or on behalf of the Lender. Without limiting the foregoing, the Borrower shall indemnify the Lender, its affiliates involved with the Credit, and their respective directors, officers, employees and representatives in respect of (i) any remedial action taken by the Lender in connection with the presence, use, handling, production, transportation, storage, release, deposit, discharge or disposal of any Hazardous Materials in, on or about any Property owned, operated or occupied by the Obligors and their Subsidiaries, whether by the Obligors or any other Person, including without limitation any repair, clean-up, remediation or detoxification of any of such Property and the preparation of any closure or other required plans, and (ii) any breach by any Obligor of any Environmental Law.

            The agreements in this Section shall survive the termination of this Agreement and repayment of the Obligations.

9.15	Manner of Payment and Taxes

9.15.1	All payments to be made by or on behalf of any Obligor in connection with the Credit Documents are to be made without set-off, compensation or counterclaim, free and clear of and without deduction for or on account of any Tax, other than Excluded Taxes, except if such deduction is required by law or by the administration thereof by the relevant government authority. If any Tax, other than Excluded Taxes, is deducted or withheld from any payments under the Credit Documents (including the remittance provided for in this Section), the relevant Obligor shall promptly remit to the Lender in the currency in which such payment was made, an additional amount so that the amount ultimately paid to the relevant payee is the same amount as would have been paid if no such deduction or withholding had been made. The relevant Obligor shall also forward the relevant receipt issued by the taxing or other receiving authority. If the Obligor is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest or other amount payable under the Credit Documents will be increased to such amounts as are necessary to pay to the Lender the principal sum advanced or made available together with interest at the rates specified in the Credit Documents after provision for payment of such Tax.

9.15.2	If the Lender becomes liable for any Tax in the jurisdiction in which the Person making a payment under the Credit Documents is located as a result of a payment being made without the required Tax in that jurisdiction having been deducted or withheld, the payer shall indemnify the Lender for such Tax and any interest and penalties thereon, and the indemnity payment shall be increased as necessary so that after the imposition of any Tax in that jurisdiction on the indemnity payment (including Tax in respect of any such increase in the indemnity payment) and after taking into account the deductibility to the Lender of any such Tax, interest or penalties but not taking into account Excluded Taxes, the Lender shall receive the full amount of Taxes, interest and penalties for which it is liable in that jurisdiction.

9.15.3	If any payment is made pursuant to the immediately preceding paragraphs, and the Lender receives any credit for such tax that reduces Tax otherwise payable under the laws of any jurisdiction or any other tax benefit that the Lender would not have received had the payment not been made, the Lender shall, after the reduction or other tax benefit is received, repay the amount paid by the Obligor to the extent of the reduction or other tax benefit received and to the extent that the payment by the Lender does not place the Lender in a worse position than it would have been had no payment by the Obligor been made.

9.15.4	If a payment is made under this Section for the account of the Lender, the Lender shall take reasonable steps to minimize the net amount payable under this Section, but the Lender shall not be obliged to disclose any information concerning its income or taxes that is not otherwise publicly available.

9.16	Increased Costs, Etc.

            If the introduction of or any change in or in the interpretation of, or any change in its application to the Obligors of, any law or any regulation or guideline from any central bank or other governmental authority (whether or not having the force of law), including but not limited to any reserve or special deposit requirement or any Tax (other than Excluded Taxes) or any capital adequacy or other capital requirement, has due to the Lender’s compliance therewith the effect, directly or indirectly, of (i) increasing the cost to the Lender of performing its obligations hereunder; (ii) reducing any amount received or receivable by the Lender hereunder or its effective return hereunder or on its capital; or (iii) causing the Lender to make any payment or to forego any return based on any amount received or receivable by the Lender hereunder, then upon demand from time to time the affected Obligor shall pay such amount as shall compensate the Lender for any such cost, reduction, payment or foregone return, to the extent that it is not fully offset by an increase in the applicable interest rate or rates or fees hereunder. Any certificate of the Lender in respect of the foregoing will be prima facie evidence of the foregoing, provided that the Lender determines the amounts owing to it in good faith using any reasonable averaging and attribution methods and provides a detailed description of its calculation of the amounts owing to it.

            Notwithstanding this Section, the Obligors shall not be liable to compensate the Lender for any such cost, reduction, payment or foregone return if such compensation is not being claimed as a general practice from customers of the Lender similar to the Obligors who by agreement are liable to pay compensation on similar grounds.

9.17	Interest on Miscellaneous Amounts

            If the Borrower fails to pay any amount payable hereunder (other than principal, interest thereon or interest upon interest which is payable as otherwise provided in this Agreement) on the due date, the Borrower shall, on demand, pay interest on such overdue amount to the Lender from and including such due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to the rate applicable to Base Rate Advances under the Credit, including the margin, compounded monthly.

            If the Borrower deposits cash as Cash Collateral pursuant to a requirement under this Agreement, the Lender shall pay that Borrower interest on the cash while it continues to be held as Cash Collateral at the rate offered by the Lender from time to time for deposits in the relevant currency of comparable size and term.

9.18	Currency and Silver Value Indemnity

            In the event of a judgment or order being rendered by any court or tribunal for the payment of any amounts owing to the Lender under this Agreement or for the payment of damages in respect of any breach of this Agreement or under or in respect of a judgment or order of another court or tribunal for the payment of such amounts or damages, such judgment or order being expressed in a currency (“the Judgment Currency”) other than the currency payable hereunder or thereunder (“the Agreed Currency”), the party against whom the judgment or order is made shall indemnify and hold the Lender harmless against any deficiency in terms of the Agreed Currency in the amounts received by the Lender arising or resulting from any variation as between (i) the Exchange Rate at which the Agreed Currency is converted into the Judgment Currency for the purposes of such judgment or order, and (ii) the Exchange Rate at which each Lender is able to purchase the Agreed Currency with the amount of the Judgment Currency actually received by the Lender on the date of such receipt. The indemnity in this Section shall constitute a separate and independent obligation from the other obligations of the

Obligors hereunder, shall apply irrespective of any indulgence granted by the Lender, and shall be secured by the Security.

            The amount of any judgment or order relating to Silver owing to the Lender shall be calculated in accordance with Section 2.8 and the provisions of the immediately preceding paragraph shall apply to any such judgment or order.

9.19	Address for Notice

            Notice to be given under the Credit Documents shall, except as otherwise specifically provided, be in writing addressed to the party for whom it is intended and, unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt thereof by the other party. The addresses of the parties hereto for the purposes hereof shall be the addresses specified beside their respective signatures to this Agreement, or such other mailing or telecopier addresses as each party from time to time may notify the other as aforesaid. Notices to the Obligors other than the Borrower shall be given to them in care of the Borrower.

9.20	Time of the Essence

Time shall be of the essence in this Agreement.

9.21	Further Assurances

            The Obligors shall, at the request of the Lender, do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Lender, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Credit Documents.

9.22	Term of Agreement

            Except as otherwise provided herein, this Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations.

9.23	Payments on Business Day

            Whenever any payment or performance under the Credit Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, unless the following Business Day is in a different calendar month, in which case the payment shall be made on the preceding Business Day.

9.24	Counterparts and Facsimile

            This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

9.25	Entire Agreement

            This Agreement and the Fee Agreement constitute the entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancel and supersede any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

9.26	Date of Agreement

            This Agreement may be referred to as being dated 17 February 2005 or as of 17 February 2005, notwithstanding the actual date of execution.

[The remainder of this page is intentionally left blank]

- S1 -

            IN WITNESS OF WHICH, the parties have executed this Agreement.

Address For Notice

The Bank of Nova Scotia	THE BANK OF NOVA SCOTIA
Corporate Banking — Mining
62nd Floor, Scotia Plaza
40 King Street West
Toronto, Ontario, M5W 2X6
By:

Attention: Managing Director		Name:
Fax No.: 416 866 2009		Title:

By:

Name:
Title:

[Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]

- S2 -

Address For Notice

Glamis Gold Ltd.	GLAMIS GOLD LTD.
Suite 310, 5190 Neil Road
Reno, Nevada
89502

Attention: Chief Financial Officer	By:

Fax No.: 775 827 6992		Name:
Title:

By:

Name:
Title:

            [Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]

- S3 -

GLAMIS GOLD, INC.

By:

Name:
Title:

By:

Name:
Title:

            [Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]

- S4 -

GLAMIS MARIGOLD MINING COMPANY

By:

Name:
Title:

By:

Name:
Title:

     [Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]

- S5 -

FRANCISCO GOLD CORP.

By:

Name:
Title:

By:

Name:
Title:

            [Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]

- S6 -

MEXICANA RESOURCES INC.

By:

Name:
Title:

By:

Name:
Title:

            [Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]

MINAS DE LA ALTA PIMERIA, S.A.
DE C.V.

By:

Name:
Title:

By:

Name:
Title:

     [Signature page for Credit Agreement dated as of 17 February 2005 relating to Glamis Gold Ltd., et al.]